Exhibit 10.31.1

WISDOMTREE ASSET MANAGEMENT, INC.

380 Madison Avenue, 21st Floor

New York, New York 10017

April 24, 2012

Bruce Lavine

Dear Bruce:

On behalf of WisdomTree Asset Management, Inc. (“WTAM”), I am pleased to confirm the terms of your continued employment with WTAM, and its sole stockholder, WisdomTree Investments, Inc. (“WTI”). WTAM serves as the investment advisor for the exchange traded funds issued by the WisdomTree Trust (“WTT”). As used in this Agreement, “Company” refers to, as the context requires, either (i) WTAM, WTI, WTT and the subsidiaries of WTAM or WTI collectively, or (ii) any one or more of such entities. Effective on the first date of the Term, this Agreement shall fully supersede all other employment agreements or arrangements between you and the Company, whether formal or informal, written or oral, including, without limitation, the May 24, 2011 employment agreement between you and the Company (the “Prior Agreement”). You acknowledge and agree that changes to your employment are being made as an accommodation to you and none of the changes, whether individually or collectively, shall provide the basis for a Good Reason resignation under the terms of the Prior Agreement.

The terms of your continued employment will be as follows:

1. Term. The term of this Agreement shall be from August 1, 2012 until August 1, 2015, unless earlier terminated as set forth below (the “Term”).

2. Duties. Commencing on August 1, 2012, you will voluntarily relinquish the position of President and Chief Operating Officer and you will commence your role as non-executive Vice Chairman (“Vice Chairman”) of WTT and WTAM. In your capacity as Vice Chairman, you will served as principal advisor to the CEO and shall have such other executive duties assigned to you by the Chief Executive Officer of WTAM and/or WTI or his/her designee from time to time. While not an inclusive list, it is anticipated that the duties that will be assigned to you may include: budgeting and forecasting, compensation issues, product development and management, strategic planning, business development, acquisitions and sales. You shall use your best efforts to promote the interests of the Company and shall devote your full business time, attention and skill to the business and affairs of the Company. It is understood and agreed that you will work primarily from your home office in California but that you shall undertake reasonable business travel as required by the Company in connection with

Bruce Lavine

April 24, 2012

the performance of your duties hereunder including by traveling to New York and other locations for meetings and other business events, provided that you shall not be required to travel more than 20% of your working time without your consent. Subject to exceptions approved by the Company’s Chief Executive Officer, you shall attend in person all regularly scheduled meetings of the Board of Directors of WTI that are noticed at least thirty days prior to such meeting and shall spend at least two full working days at the Company’s office in New York surrounding each such meetings (inclusive of the day of the meeting).

3. Director. At the Annual Meeting of the Board of Directors of WTI in July, 2012, you shall be nominated as a member of the Board of Directors of WTI for another three-year term, and, subject to election process, you shall accept such membership. You agree to serve as a member of the Board of Directors of such subsidiaries of WTAM or WTI as may be requested by the Chief Executive Officer of the Company and/or WTI. Upon termination of your employment for any reason, such termination shall constitute, without any further action on your part, your simultaneous resignation as a director and/or officer of each entity comprising the Company for which you serve as a director and/or officer. Notwithstanding the provisions of the preceding sentence, you agree to execute and deliver to the Company such further documents the Company deems appropriate to further evidence your resignation.

4. Salary. You will continue to receive a base salary at the rate of $300,000 per annum through July 31, 2012. During the Term, your Base Salary shall be paid at the rate of $25,000 per annum. Your salary will be paid in accordance with WTAM’s normal payroll policies in effect from time to time. You will not be entitled to any bonus payments in connection with any services performed during the Term.

5. Pre-Term Cash Bonus Amounts. In connection with your employment prior to the Term, the Company will pay you a bonus of $232,878, which equals 7/12 of your Guaranteed Bonus and your Discretionary Bonus for 2012, which shall be paid to you in 2013, but not later than February 15, 2013, subject to your continued employment through that date. In addition, you will be granted shares of Restricted Stock under the 2005 Performance Equity Plan with a grant date fair market value as determined under the 2005 Performance Equity Plan) equal to $38,737 (the “New Grant”), which will be made on the same day the 2012 yearend stock bonus awards are made to the Company’s other senior executives, subject to your continued employment through such date. If the New Grant is awarded, it shall vest on the one year anniversary of the grant date provided you are employed on such date. The New Grant shall be subject to the terms and conditions of the 2005 Performance Equity Plan and the applicable award agreement thereunder covering the New Grant. Notwithstanding the provisions of the three preceding sentences, if the Compensation Committee of the Board of Directors shall determine that a portion of the discretionary bonuses paid to senior executives shall be paid in some other form of equity award or in restricted stock having other terms or pursuant to a formula providing for a mixture of equity awards, the portion of your non-cash bonus having a value equal to $38,737 shall be paid in the same manner as applied to other senior executives. You shall not be entitled to any other bonus amounts.

Bruce Lavine

April 24, 2012

6. Stock Options and Restricted Stock.

(a) Existing Stock Options. The parties acknowledge that the Compensation Committee of the Board of Directors of WTI (the “Compensation Committee”) granted to you options to purchase shares of WTI’s common stock under WTI’s 2005 Performance Equity Plan and subject to terms of the associated Stock Options Agreements dated January 26, 2009 and January 28, 2010 (the “Options”). The Options are subject to the terms and conditions of the Stock Option Agreements, provided however, the Stock Option Agreement dated January 26, 2009 is hereby amended as follows, (i) the vesting schedule is modified so that 150,000 Options that are scheduled to vest on January 26, 2014 will not vest on January 26, 2014 but, instead, will vest on July 31, 2015 but only if you are a Company employee on July 31, 2015; (ii) in the event that a termination of your employment by the Company without Cause during the Term, you shall be entitled to accelerated vesting only with respect to the portion of the Options, if any, that would have vested during the one year period immediately following the date of termination (“Post-Employment Period”) and vesting shall otherwise cease as of the last day of your employment; and (iii) if a Change in Control (as defined in the Stock Option Agreements) occurs during the Term and within the one year period following such Change in Control either (y) your employment is terminated by the Company without Cause (as defined below); or (z) Jonathan L. Steinberg, no longer serves as the principal executive officer of the Company’s operations, then 100% of your then outstanding Options shall immediately vest, this Section 6(a)(iii) shall supersede and be in lieu of any other acceleration rights in connection with a Change of Control.

(b) Existing Restricted Stock. In addition, the Compensation Committee granted to you shares of Restricted Stock under the 2005 Performance Equity Plan and subject to the terms of the associated Restricted Stock Agreements dated January 26, 2009 and January 25, 2012 (the “Restricted Stock”). The shares of Restricted Stock are subject to the terms of the Restricted Stock Agreements, provided however, Restricted Stock Agreement dated January 26, 2009 is hereby amended as follows, (i) the vesting schedule with respect to the Restricted Stock is modified so that the 150,000 shares that are scheduled to vest on February 16, 2013 will not vest on February 16, 2013 but, instead, will vest on July 31, 2013 but only if you are a Company employee on July 31, 2013 and the 150,000 shares that are scheduled to vest on February 16, 2014 will not vest on February 16, 2014 but, instead, will vest on July 31, 2014 but only if you are a Company employee on July 31, 2014; and (ii) in the event that a termination of your employment by the Company without Cause occurs during the Term, you shall be entitled to accelerated vesting only with respect to the Shares, if any, that would have vested during the Post-Employment Period and vesting shall otherwise cease as of the last day of your employment; and (iii) if a Change in Control (as defined in the Stock Option Agreements) occurs during the Term and within the one year period following such Change in Control either (y) your employment is terminated by the Company without Cause (as defined below); or (z) Jonathan . Steinberg, no longer serves as the principal executive officer of the Company’s operations, then 100% of your then outstanding Restricted Stock shall immediately vest. This Section 6(b)(iii) shall supersede and be in lieu of any other acceleration rights in connection with a Change of Control.

Bruce Lavine

April 24, 2012

7. Protection of Confidential Information and Intellectual Property.

You agree that your services hereunder are of a special, unique and extraordinary character, and that your position with the Company places you in a position of confidence and trust. You further acknowledge that in the course of rendering services to the Company you have obtained and will obtain knowledge of confidential information and trade secrets of the Company. Accordingly, you agree that during the Restricted Period (defined below) with respect to the clauses (i) and (ii) below and at all times both during and after your employment with respect to clauses (iii) you shall not directly or indirectly:

(i) solicit, directly or indirectly, any officer, director, employee, or agent of the Company to become an officer, director, employee, or agent of you or anyone else;

(ii) engage or participate in, directly or indirectly, any business conducted under any name that will be the same as or similar to the names of the Company or any trade names used by the Company; or

(iii) disparage the reputation of the Company and the respective directors, trustees, officers or employees of the Company, or the product and service offerings of the Company.

For purposes of this Agreement, the “Restricted Period” shall mean during your employment by WTAM (including any Notice Period, as defined below) and for a one year period thereafter. You agree to provide the Company with notice of your resignation at least 90 days before the intended resignation date. The period between the date you provide such written notice and actual the last day of your employment shall be referred to as the “Notice Period”. During the Notice Period you shall continue to receive your salary and benefits and you shall continue to vest in equity compensation awards in accordance with their terms. The Company may elect, in its sole discretion, to exclude you from the workplace, preclude you from having contact with customers and clients and/or prevent you from accessing the Company’s confidential information but you will remain an employee during the Notice Period and you acknowledge and agree that you will continue to be bound by a duty of loyalty in favor of the Company. The Company may accelerate your intended resignation date and shorten the intended Notice Period.

You agree that either during your employment and at any other time thereafter you will not divulge, furnish, or make accessible to anyone (other than during your employment in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, models, research procedures or modalities, inventions, discoveries, improvements, formulae, plans, material, devices, ideas, or other know-how, whether intellectual property or not, with respect to any confidential or secret engineering, development, or research work or with respect to any other confidential or secret aspects of the business of the Company (including, without limitation, the methodology of the market indices developed by the Company and the terms of business arrangements with service providers to the Company. You further agree that during your employment and at any other time thereafter, you will not make use of, nor permit to be used, any confidential notes, memoranda, specifications, programs, data, information or other materials of any nature whether oral or written relating to any matter within

Bruce Lavine

April 24, 2012

the scope of the business of the Company or concerning any of its respective dealings or affairs otherwise than for the benefit of the Company, it being agreed that any of the foregoing will be and remain the sole and exclusive property of the Company and that immediately upon the termination of your employment, you will deliver any or all copies of the foregoing to the Company.

During your employment, you will disclose to the Company all market indices, research procedures, models, ideas, marketing concepts, slogans, advertising campaigns, characters, proposals and plans invented or developed by you which relate directly or indirectly to the business of the Company or arise out of your employment with WTAM or your service as an officer of the other entities comprising the Company or the use of the Company’s property or resources including, without limitation, any market indices, research procedures, models, ideas, proposals and plans which may be copyrighted, trademarked, patented or otherwise protected (collectively, “Intellectual Property”). It is understood and agreed that Intellectual Property does not include ideas, proposals or plans of a legal nature that are commonly known among experienced attorneys counseling companies in the exchange traded funds industry. You agree that all such Intellectual Property will be the sole property of the Company. You expressly understand and agree that any and all Intellectual Property constitutes a “work for hire” under the U.S. Copyright Law. In the event any Intellectual Property is not regarded as a “work for hire,” You hereby assign to the Company the sole and exclusive right to Intellectual Property. You agree that you will promptly disclose to the Company any and all Intellectual Property, and that, upon request of the Company, you will execute and deliver any and all documents or instruments and take any other action which the Company will deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in the Intellectual Property. Upon disclosure of any Intellectual Property to the Company, during your employment and at any time thereafter, you will, at the request and expense of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) trademarks, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such trademarks, copyrights, patents or other analogous protection. In the event the you do not, within five days after delivery to you, execute and deliver such documents reasonably necessary to vest in the Company all right, title and interest in such Intellectual Property, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in your behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of trademarks, copyright or this analogous protection thereon with the same legal force and effect as if executed by you. The obligations of this Paragraph will continue after the termination of your employment with respect to such Intellectual Property conceived of or developed by you while employed by WTAM. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or this costs incurred by you for any assistance rendered to the Company pursuant to this Paragraph 7.

Bruce Lavine

April 24, 2012

(a) If you commit a breach, or threaten to commit a breach, of any of the provisions of Paragraph 7, the Company will have the right and remedy:

(i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, including, but not limited to, granting the Company an injunction against the you, it being acknowledged and agreed by you that the services being rendered hereunder to the Company are of a special, unique, and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) (x) to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or this benefits (collectively “Benefits”) derived or received by you as the result of any transactions constituting a breach of any of the provisions of Paragraph 7 and you hereby agree to account for and pay over such Benefits to the Company and (y) to cease any severance payments that would otherwise be payable to you.

Each of the rights and remedies enumerated in this Paragraph will be independent of the other, and will be severally enforceable, and such rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company, WTI and/or WTT under law or equity. If any provision of Paragraph 7 is held to be unenforceable because of the scope, duration, or area of its applicability, the tribunal making such determination will have the power to modify such scope, duration, or area, or all of them, and such provision or provisions will then be applicable in such modified form.

8. Representations and Indemnification. You represent and warrant to the Company that you have the right to continue to be employed by the Company and you are not subject to any contract, commitment, agreement, arrangement or restriction of any kind which might prevent you from performing you duties and obligations hereunder.

You agree to indemnify the Company against any loss, liability, claim, damage and expense (including but not limited to reasonable attorney’s fees) to which the Company may be subject in any action brought by a third party arising out of or relating to a breach or alleged breach by you of any of your representations or warranties set forth above.

9. Severance. If your employment is terminated by WTAM for any reason other than your death, “Disability” (as defined below) or for “Cause” (as defined below) (in any event an “Involuntary Termination”), then (i) WTAM will pay to you, within ten (10) business days following termination, all accrued but unpaid base salary, and, provided you enter into a fully effective Release Agreement in the form prescribed by the Company, (ii) WTAM will pay, in the manner set forth below, as severance to you (or in the case of your subsequent death, the legal representative of your estate or such other person or persons as you shall have designated by written notice to WTAM), an amount equal to the annual Base Salary set forth in Paragraph 3 (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve months

Bruce Lavine

April 24, 2012

commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment. In addition, if you elect COBRA insurance coverage, WTAM directly will pay to you on a monthly basis 100% of the amount of such premiums for such insurance for a one-year period following the effective date of your termination. Notwithstanding the foregoing, if you breach any of the provisions contained in Section 7 of this Agreement, all payments of the Severance Amount and COBRA premiums shall immediately cease.

For purposes of this Agreement, “Disability” shall mean the earlier to occur of either of the following events:

(i) you, because of physical or mental disability or incapacity, are unable to perform your obligations to, or duties for, the Company pursuant to this Agreement on a full-time basis for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days; or

(ii) the determination by a physician selected by WTAM, duly licensed in New York with a medical specialty appropriate for such determination (which determination shall be binding and conclusive for the purpose of this Paragraph 8), that you are either physically or mentally, permanently disabled or incapacitated or otherwise so disabled or incapacitated that he will be unable to perform your obligations to, or duties for, the Company pursuant to this Agreement for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days. Your failure to submit to an examination of a physician under this Paragraph 8 shall automatically result in a determination of disability hereunder.

For purposes of this Agreement, “Cause” shall mean any one or more of the following acts or omissions by you:

(i) the willful and continued failure to (A) materially perform your duties and obligations under this Agreement or (B) to carry out specific legal directions of a senior officer or the Board of Directors of the Company;

(ii) the material breach of any provision of this Agreement (including a breach of the representations and warranties made by you in Paragraph 7 of this Agreement);

(iii) the material failure to comply with the written policies or rules of the Company;

(iv) the commission of an act or failure to act that involves willful misconduct, bad faith or gross negligence; the commission of any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct against the Company; or

Bruce Lavine

April 24, 2012

(v) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof.

Notwithstanding the foregoing, Cause shall not be deemed to exist for a reason specified in clauses (i)(A) or (ii) above unless you have been given written notice setting forth in reasonable detail the act, omission or failure of, or breach by, you and a period of at least 10 days after such notice to cure all of such acts, omissions, failures or breaches, and such shall not have been cured within such 10-day period; provided, further, that WTAM shall not be required to give notice and an opportunity to cure for a reason specified in clauses (i)(A) or (ii) if you have committed the same or substantially similar acts, omissions, failures or breaches and WTAM has previously given you notice of and an opportunity to cure the same.

10. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

Bruce Lavine

April 24, 2012

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11. Miscellaneous. You understand and agree that your employment by WTAM is on at “at will” basis, subject to WTAM’s obligations to pay severance as provided herein. You shall be subordinate to and report directly to the Chief Executive Officer of WTAM and of WTI. You will be entitled to four weeks paid vacation per year to be accrued on a pro rata basis and you will be entitled to participate in all of the employee benefit plans provided WTAM subject to the terms and conditions of those programs.

This letter, together with the 2005 Performance Equity Plan, the Stock Option Agreements and Restricted Stock Agreements with WTI (as amended herein), set forth all of the terms relating to your employment by WTAM, and supersedes all prior agreements, whether written or oral, including without limitation the Prior Agreement and any other prior employment agreement. A signature received via facsimile will be deemed an original for all purposes.

The rights and obligations of Company hereunder shall be binding upon and run in favor of the successors and assigns of Company.

All payments made by the Company to you shall be made net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing herein or otherwise shall be construed to require the Company to minimize tax consequences to you.

This Agreement shall be governed by, and construed in accordance with, the internal laws of New York without regard to principles of conflicts of law. You agree that the state and federal courts in New York shall have exclusive jurisdiction with respect this Agreement, you consent to jurisdiction of such courts and you waive any objection you may have to personal jurisdiction or venue.

This Agreement may not be amended, modified or amended, nor may any term or provision be waived unless such modification, amendment or waiver is in writing and signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

Please indicate by your signature below your agreement with the terms set forth above. In closing, I want to reiterate how excited we are to have you join us at such a significant time in the development of the Company and look forward to your important contributions to our success.

Bruce Lavine

April 24, 2012

Sincerely,

WISDOMTREE ASSET MANAGEMENT, INC.

By:	/s/ Jonathan L. Steinberg
Jonathan L. Steinberg, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Bruce Lavine
Bruce Lavine

Solely to confirm its agreement to the provisions of Paragraph 6:

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan L. Steinberg
Jonathan L. Steinberg, Chief Executive Officer